Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports Second Quarter and Year-to-Date 2015 Results

NEW YORK, JULY 21, 2015 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the second quarter increased three cents, or 2.4%, to $1.26 per share versus $1.23 per share for the second quarter of 2014.

Omnicom’s worldwide revenue in the second quarter of 2015 decreased 1.7% to $3,805.3 million from $3,870.9 million in the second quarter of 2014. The components of the change in revenue included an increase in revenue from organic growth of 5.3%, an increase in revenue from acquisitions, net of dispositions of 0.1% and a decrease in revenue from the negative impact of foreign exchange rates of 7.1% when compared to the second quarter of 2014.

Across our regional markets, organic revenue in the second quarter of 2015 increased 5.9% in North America, 5.4% in the United Kingdom, 3.9% in the Euro Markets and Other Europe, 7.6% in Asia Pacific and 11.9% in Africa/Middle East, while organic revenue decreased 9.6% in Latin America when compared to the same quarter of 2014.

The change in organic revenue in the second quarter of 2015 as compared to the second quarter of 2014 in our four fundamental disciplines was as follows: advertising increased 6.4%, CRM increased 4.3%, public relations increased 0.3% and specialty communications increased 8.0%.

For the second quarter of 2015, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, decreased $8.5 million, or 1.5%, to $565.7 million from $574.2 million in the second quarter of 2014. Our EBITA margin increased to 14.9% for the second quarter of 2015 versus 14.8% in the second quarter of 2014.

Operating income in the second quarter of 2015 decreased $9.8 million, or 1.8%, to $538.6 million from $548.4 million in the second quarter of 2014. Our operating margin of 14.2% for the second quarter of 2015 was unchanged when compared to the second quarter of 2014.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

For the second quarter of 2015, our income tax rate was 32.8% compared to 31.1% in the second quarter of 2014. Income tax expense and the effective tax rate of 31.1% for the second quarter of 2014 reflect the recognition of an income tax benefit of approximately $11 million, related to expenses incurred in prior periods in connection with the proposed merger with Publicis Groupe S.A. (“Publicis”), which was terminated on May 8, 2014. Prior to the termination of the merger, the majority of the merger costs, which were incurred in 2013, were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. Excluding this income tax benefit, the income tax rate for the second quarter of 2014 would have been 33.3%.

Net income for the second quarter of 2015 decreased $11.3 million, or 3.5%, to $313.9 million from $325.2 million in the second quarter of 2014. Excluding the income tax benefit of approximately $11 million from the second quarter of 2014, net income for the second quarter of 2015 decreased marginally to $313.9 million compared to $314.0 million in the second quarter of 2014 and diluted net income per common share in the second quarter of 2015 increased 5.9% to $1.26 per share versus $1.19 per share in the second quarter of 2014.

Year-to-date

Diluted net income per common share for the first six months of 2015 increased nine cents, or 4.5%, to $2.09 per share compared to $2.00 per share for the first six months of 2014.

Worldwide revenue for the six months ended June 30, 2015 decreased 1.3% to $7,274.5 million from $7,373.0 million in the same period in 2014. The components of the change in revenue included an increase in revenue from organic growth of 5.2%, an increase in revenue from acquisitions, net of dispositions of 0.3% and a decrease in revenue from the negative impact of foreign exchange rates of 6.8% when compared to the first six months of 2014.

Across our regional markets for the six months ended June 30, 2015, organic revenue increased 5.4% in North America, 7.2% in the United Kingdom, 3.3% in the Euro Markets and Other Europe, 7.2% in Asia Pacific and 11.3% in Africa/Middle East, while organic revenue decreased 3.7% in Latin America when compared to the same period of 2014.

Omnicom Group Inc.

The change in organic revenue in the first six months of 2015 compared to the same period in 2014 in our four fundamental disciplines was as follows: advertising increased 7.0%, CRM increased 3.5%, public relations increased 1.6% and specialty communications increased 5.4%.

Omnicom’s EBITA for the six months ended June 30, 2015 decreased 1.1%, or $10.5 million, to $970.8 million from $981.3 million for the same period in 2014. Our EBITA margin for the first six months of 2015 of 13.3% was unchanged versus the same period of 2014.

Operating income for the six months ended June 30, 2015 decreased $14.8 million, or 1.6%, to $916.3 million compared to $931.1 million for the same period in 2014. Our operating margin for the first six months of 2015 of 12.6% was also unchanged versus the first six months of 2014.

For the six months ended June 30, 2015, our income tax rate was 32.8% compared to 32.2% for the same period in 2014. Income tax expense and the effective tax rate of 32.2% for the six months ended June 30, 2014 reflect the recognition of an income tax benefit of approximately $11 million, related to expenses incurred in prior periods in connection with the proposed merger with Publicis, which was terminated on May 8, 2014. Prior to the termination of the merger, the majority of the merger costs, which were incurred in 2013, were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. Excluding this income tax benefit, the income tax rate for the six months ended June 30, 2014 would have been 33.5%.

Net income for the six months ended June 30, 2015 decreased $7.7 million, or 1.5%, to $523.0 million from $530.7 million versus the same period in 2014. Excluding the income tax benefit of approximately $11 million from the first six months of 2014, net income for the first six months of 2015 increased 0.7% to $523.0 million compared to $519.5 million in the first six months of 2014 and diluted net income per common share for the first six months of 2015 increased 6.6% to $2.09 per share versus $1.96 per share for the first six months of 2014.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast or a replay of our second quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts
Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$ 3,805.3	$ 3,870.9

Operating Expenses, excluding amortization of intangibles	3,239.6	3,296.7

EBITA (b)	565.7	574.2

Less: Amortization of Intangibles	27.1	25.8

Operating Income	538.6	548.4

Net Interest Expense	34.6	33.7

Income before income taxes	504.0	514.7

Income tax expense	165.3	160.3	(a)

Income from equity method investments	4.0	4.0

Net income	342.7	358.4

Less: Net income allocated to noncontrolling interests	28.8	33.2

Net income - Omnicom Group Inc.	313.9	325.2	(a)

Less: Net income allocated to participating securities	3.9	6.3

Net income available for common shares	$ 310.0	$ 318.9

Net income per common share - Omnicom Group Inc.
Basic	$ 1.27	$ 1.24
Diluted	$ 1.26	$ 1.23	(a)

Weighted average shares (in millions)
Basic	244.5	256.2
Diluted	245.7	258.2

Dividend declared per common share	$ 0.50	$ 0.50

(a)	Second quarter 2014 results reflect the recognition of an income tax benefit of approximately $11 million, related to expenses incurred in prior periods in connection with the proposed merger with Publicis, which was terminated on May 8, 2014. Prior to the termination of the merger, the majority of the merger costs, which were incurred in 2013, were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. Excluding the income tax benefit related to the proposed merger from the second quarter of 2014, net income was $314.0 million and diluted net income per common share was $1.19 per share.

(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Six Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$ 7,274.5	$ 7,373.0

Operating Expenses, excluding amortization of intangibles	6,303.7	6,391.7

EBITA (b)	970.8	981.3

Less: Amortization of Intangibles	54.5	50.2

Operating Income	916.3	931.1

Net Interest Expense	68.8	72.7

Income before income taxes	847.5	858.4

Income tax expense	278.0	276.5	(a)

Income from equity method investments	3.0	4.6

Net income	572.5	586.5

Less: Net income allocated to noncontrolling interests	49.5	55.8

Net income - Omnicom Group Inc.	523.0	530.7	(a)

Less: Net income allocated to participating securities	6.7	10.4

Net income available for common shares	$ 516.3	$ 520.3

Net income per common share - Omnicom Group Inc.
Basic	$ 2.10	$ 2.02
Diluted	$ 2.09	$ 2.00	(a)

Weighted average shares (in millions)
Basic	245.5	257.7
Diluted	246.6	259.8

Dividend declared per common share	$ 1.00	$ 0.90

(a)	Year-to-date 2014 results reflect the recognition of an income tax benefit of approximately $11 million, related to expenses incurred in prior periods in connection with the proposed merger with Publicis, which was terminated on May 8, 2014. Prior to the termination of the merger, the majority of the merger costs, which were incurred in 2013, were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. Excluding the income tax benefit related to the proposed merger from the first six months of 2014, net income was $519.5 million and diluted net income per common share was $1.96 per share.

(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

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